UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	December 17, 2020
INTEGER HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)
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Delaware	1-16137	16-1531026
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5830 Granite Parkway,	Suite 1150	Plano,	Texas	75024
(Address of principal executive offices)				(Zip Code)
(214) 618-5243
Registrant’s telephone number, including area code
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ITGR	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
                                            Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Adoption of Retirement Savings Restoration Plan; Discontinuance of Certain Executive Benefits and Perquisites
On December 17, 2020, pursuant to the recommendation of the Compensation and Organization Committee (the “Committee”), the Board of Directors (“Board”) of Integer Holdings Corporation (“Integer”) adopted the Integer Holdings Corporation Retirement Savings Restoration Plan (the “Restoration Plan”), effective as of January 1, 2021. The adoption of the Restoration Plan was made after a review of Integer’s executive benefits and perquisites program. Based on this review, Integer also decided to discontinue the financial counseling reimbursement program and tax gross-ups on executive life insurance and long-term disability premiums effective December 31, 2020. The Restoration Plan is an unfunded deferred compensation plan that is designed to allow for deferrals that are in addition to those available to eligible officers under Integer’s tax-qualified 401(k) plan (the “Qualified Plan”). Participation in the Restoration Plan is limited to corporate officers employed in the United States at a level of vice president and above who are selected for participation in the Restoration Plan by the Committee.
Under the Restoration Plan, participants may elect to defer between 1% and 50% of their eligible compensation for a calendar year. For purposes of the Restoration Plan, eligible compensation has the meaning set forth in the Qualified Plan, except that eligible compensation (i) only includes amounts that are in excess of the compensation limit in effect under Section 401(a)(17) of the Internal Revenue Code for the relevant calendar year, and (ii) includes any deferrals a participant makes to the Restoration Plan. Participants are permitted to make a separate deferral election with respect to any annual cash bonus. For each payroll period, Integer will match any deferrals made by a participant on the same basis it would have if those deferrals had been made to the Qualified Plan. The Board, in its discretion, may authorize an annual “true-up” matching contribution for a calendar year or a discretionary contribution. Participants are 100% vested in their Restoration Plan accounts, except that if a participant is terminated for cause prior to the occurrence of a change in control of Integer, then any matching contributions and discretionary contributions made on behalf of the participant are forfeited.
Any contributions made by or on behalf of a participant will be credited to a bookkeeping account, which will be credited or debited with notional investment gains or losses in accordance with the experience of the selected hypothetical investment funds offered under the Restoration Plan, which are the same options as are available under Integer’s Qualified Plan, except that the Qualified Plan also offers a brokerage window. Any benefits under the Restoration Plan will represent general unsecured obligations of Integer to pay such benefits in accordance with the terms of the Restoration Plan. Any obligations under the Restoration Plan may be satisfied from Integer’s general assets; however, Integer may establish a rabbi trust for purposes of paying Restoration Plan benefits.
Subject to any required six-month delay under Section 409A of the Internal Revenue Code, a participant may elect to receive or begin receiving payments from the Restoration Plan upon his or her separation from service or the first day of the calendar year following his or her separation from service, or a later fixed date, in each case either in a lump sum or in substantially equal annual installments over a period not in excess of 10 years. Notwithstanding any payment election made by a participant, if a participant dies, incurs a separation from service during the 24-month period following a change in control of Integer, or a change in control occurs following a participant’s separation from service, then the participant’s entire remaining benefit under the Restoration Plan will, subject to any required six-month delay under Section 409A of the Internal Revenue Code, be accelerated and paid in a lump sum as soon as practicable following the relevant event. Integer may, in its discretion, cash out a participant’s benefit if the participant’s account balance at the time of the cash-out distribution does not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Internal Revenue Code.
The Restoration Plan will be administered by the Committee. Integer may amend, suspend or terminate the Restoration Plan at any time by action of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:	December 21, 2020	INTEGER HOLDINGS CORPORATION

		By:	/s/ Jason K. Garland
Jason K. Garland
Executive Vice President and
Chief Financial Officer